Exhibit (a)(1)(A)

FUNDAMENTAL CHANGE NOTICE, NOTICE OF RIGHT TO CONVERT,

NOTICE OF MAKE-WHOLE FUNDAMENTAL CHANGE AND RELATED CONVERSION RATE ADJUSTMENT, AND OFFER TO REPURCHASE FOR CASH TO HOLDERS OF

4.25% CONVERTIBLE SENIOR NOTES DUE 2023

ISSUED BY

CANOPY GROWTH CORPORATION

CUSIP NUMBERS: 138035 AA8 and C2112G AA0

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of June 20, 2018 (the “Indenture”) among Canopy Growth Corporation, a corporation organized and existing under the Canada Business Corporations Act (the “Company”), GLAS Trust Company LLC, as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”) relating to the Company’s 4.25% Convertible Senior Notes due 2023 (the “Notes”) that each holder (each, a “Holder”) of the Notes has the right (the “Fundamental Change Repurchase Right”), at the Holder’s option, to require the Company to repurchase all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to C$1,000 or an integral multiple of C$1,000, for cash, on December 5, 2018 (the “Fundamental Change Repurchase Date”). The repurchase price (the “Fundamental Change Repurchase Price”) to be paid by the Company for Notes validly surrendered and not validly withdrawn will be 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

Holders may exercise their Fundamental Change Repurchase Right by delivering notice (the “Fundamental Change Repurchase Notice”) through the transmittal procedures of The Depository Trust Company (“DTC”), at any time prior to 5:00 p.m., New York City time, on December 4, 2018 (the “Fundamental Change Expiration Time”) and by delivering the Notes described in the Fundamental Change Repurchase Notice through the transmittal procedures of DTC. The U.S. Trustee has informed the Company that, as of the date hereof, all Notes are held through DTC and there are no certificated Notes in non-global form. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

Any Holder may withdraw its submission of a Fundamental Change Repurchase Notice (in whole or in part) by delivering a written notice of withdrawal through the transmittal procedures of DTC at any time prior to the Fundamental Change Expiration Time. The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid, pursuant to the Indenture, on the later of the Fundamental Change Repurchase Date and the time of book-entry transfer of such Notes to GLAS Trust Company LLC (the “Paying Agent”). The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Fundamental Change Notice, Notice of Right to Convert, Notice of Make-Whole Fundamental Change and Related Conversion Rate Adjustment, and Offer to Repurchase for Cash (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

Pursuant to the Subscription Agreement dated as of August 14, 2018, between the Company and CBG Holdings LLC (“CBG”), on November 1, 2018, the Company issued 104,500,000 common shares (the “Common Shares”) and 139,745,453 common share purchase warrants (the “Warrants”) to CBG. CBG is an affiliate of Constellation Brands, Inc. (“Constellation”), which, upon closing of the issuance of the Common Shares and the Warrants (the “Investment”), is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of approximately 56% of the voting control over the Company’s common shares. As a result of the closing of the Investment, a Fundamental Change (as defined in the Indenture, a “Fundamental Change”) occurred on November 1, 2018, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein.

Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert Your Notes

The Indenture provides that, as a result of the Investment and notwithstanding the Fundamental Change Repurchase Right, as described in the Company’s notice to Holders dated September 18, 2018, the Notes became convertible, at the option of the Holder beginning on September 18, 2018 and are convertible at any time until 5:00 p.m., New York City time, on December 5, 2018 (the “Conversion Period”). If you would like to convert your Notes, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to GLAS Trust Company LLC, as conversion agent (the “Conversion Agent”), through the transmittal procedures of DTC, prior to the end of the Conversion Period. See “Section 2.3—Conversion Rights of the Holders” below for further information on how to deliver Notes for conversion. You may not convert any Notes with respect to which you have already delivered a Fundamental Change Repurchase Notice unless you have validly withdrawn such Fundamental Change Repurchase Notice in accordance with the procedures described in this Notice. Notes properly surrendered for conversion may not be withdrawn.

Pursuant to the terms of the Indenture, the closing of the Investment is also a Make-Whole Fundamental Change (as defined in the Indenture, a “Make-Whole Fundamental Change”). As a result, the Company’s conversion obligation with respect to Notes that are converted from and including the date on which the Make-Whole Fundamental Change occurred, November 1, 2018, until 5:00 p.m., New York City time, on December 4, 2018 (the “Make-Whole Fundamental Change Period”), will be increased by 2.9846 additional common shares (the “Additional Shares”). The initial conversion rate for the Notes is 20.7577 common shares per C$1,000 principal amount of Notes, and the Additional Shares will be added to the initial conversion rate such that the conversion rate for the Notes will be 23.7423 common shares per C$1,000 principal amount of Notes validly surrendered for conversion during the Make-Whole Fundamental Change Period. If you convert your Notes during the Conversion Period but after the Make-Whole Fundamental Change Period, the conversion rate for your Notes will not be increased by the Additional Shares. The Company may elect to settle conversions in cash, common shares or a combination of cash and common shares. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the amount you currently would receive if your Notes are converted during the Conversion Period and the amount you would receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right. The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is presently less than the funds that you would receive if you converted your Notes during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or any of its affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustees, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

This Notice constitutes the “Fundamental Change Company Notice” required to be delivered pursuant to Section 15.02(c) of the Indenture in relation to the Fundamental Change identified herein and constitutes the notice of the effective date of the Make-Whole Fundamental Change required to be delivered pursuant to Section 14.03(b) of the Indenture in relation to the Make-Whole Fundamental Change identified herein.

The Paying Agent and Conversion Agent is:

GLAS Trust Company LLC

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
GLAS Trust Company LLC 3 Second Street Suite 206 Jersey City, NJ 07311 Attention: Corporate Trust Administration	GLAS Trust Company LLC 3 Second Street Suite 206 Jersey City, NJ 07311 Attention: Corporate Trust Administration	GLAS Trust Company LLC 3 Second Street Suite 206 Jersey City, NJ 07311 Attention: Corporate Trust Administration

Or

By Facsimile Transmission:

(212) 202-6246

Email:

tes.americas@glas.agency

ii

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information. None of the Company or any of its affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustees, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right (the “Fundamental Change Repurchase Right”) of each holder of the 4.25% Convertible Senior Notes due 2023 of the Company (as defined below) (the “Notes”) to require the Company to repurchase, and the obligation of the Company to repurchase, the Notes, subject to the terms and conditions of the Indenture (as defined below), the Notes and this Fundamental Change Notice, Notice of Right to Convert, Notice of Make-Whole Fundamental Change and Related Conversion Rate Adjustment, and Offer to Repurchase for Cash (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “the Company,” “we,” “our,” or “us” in this Notice refer to Canopy Growth Corporation.

Who is offering to repurchase my Notes?

Canopy Growth Corporation, a corporation organized and existing under the Canada Business Corporations Act (the “Company”), is world-leading diversified cannabis and hemp company, offering distinct brands and curated cannabis varieties in dried, oil and Softgel capsule forms.

Why is the Company offering to repurchase my Notes?

Pursuant to the terms of the Indenture (as defined below) and the Notes, upon a Fundamental Change (as defined in the Indenture, a “Fundamental Change”), each holder (each, a “Holder”) of the Notes may require us to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to C$1,000 or an integral multiple of C$1,000, at a repurchase price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (as defined below) (the “Fundamental Change Repurchase Price”). Pursuant to the Subscription Agreement dated as of August 14, 2018, between the Company and CBG Holdings LLC (“CBG”), the Company issued 104,500,000 common shares (the “Common Shares”) and 139,745,453 common share purchase warrants (the “Warrants”) to CBG. CBG is an affiliate of Constellation Brands, Inc. (“Constellation”), which, upon closing of the issuance of the Common Shares and the Warrants (the “Investment”), was the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of approximately 56% of the voting control of the common shares. As a result of the closing of the Investment, a Fundamental Change occurred on November 1, 2018, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein.

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion of the principal amount thereof, that is equal to C$1,000 or an integral multiple of C$1,000, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder, and not validly withdrawn. As of November 1, 2018, there was C$600,000,000 aggregate principal amount of Notes outstanding. The Notes were issued under the Indenture, dated as of June 20, 2018 (the “Indenture”), among the Company, GLAS Trust Company LLC, as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”). (Page 10)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount, plus accrued and unpaid interest thereon to, but excluding, December 5, 2018 (the “Fundamental Change Repurchase Date”), with respect to any and all Notes identified pursuant to a duly completed notice (“Fundamental Change Repurchase Notice”) delivered through the transmittal procedures of the Depository Trust Company (“DTC”), and not validly withdrawn prior to 5:00 p.m., New York City time, on December 4, 2018 (the “Fundamental Change Expiration Time”), and which Notes are subsequently delivered by book-entry transfer to GLAS Trust Company LLC (the “Paying Agent”). Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date. Accrued interest shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. The Company estimates that the accrued interest payable on any Notes that are surrendered for repurchase and not validly withdrawn will be approximately C$19.83 per C$1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of December 5, 2018. The Company therefore estimates that the Fundamental Change Repurchase Price on any such Notes will be approximately C$1,019.83 per C$1,000 principal amount of Notes surrendered.

The Fundamental Change Repurchase Price is expressed in Canadian dollars and will be paid in Canadian dollars to those DTC participants who have opted into DTC’s Canadian dollar settlement system or otherwise elect to settle through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) procedures described herein. Otherwise, DTC participants will receive payments in U.S. dollars in accordance with DTC’s applicable procedures. All costs and risks of conversion of Canadian dollars to U.S. dollars will be borne by the beneficial owners receiving U.S. dollars by deduction from such payments. (Page 16)

How will the Company fund the repurchase of the Notes?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately C$611,900,000. The Company expects to fund the repurchase from cash on hand.

The repurchase of Notes pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof. (Page 19)

How can I determine the market value of the Notes?

As of October 31, 2018, the closing price of the Notes in the over-the-counter market was C$1,315 per C$1,000 principal amount. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the common shares (to the extent such common shares are traded) and the market for similar notes. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Repurchase Right. The common shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “CGC” and on the Toronto Stock Exchange (the “TSX”) under the symbol “WEED.” On November 1, 2018, the last reported sales prices of the common shares on the NYSE and TSX were US$37.03 and C$48.46 per common share, respectively. (Page 15)

Are my Notes currently convertible?

Yes. As a result of the closing of the Investment, Holders currently have the right to convert their Notes until 5:00 p.m., New York City time, on December 5, 2018 (the “Conversion Period”) at the applicable conversion rate under the Indenture.

If you do not exercise your Fundamental Change Repurchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Notes until the conclusion of the Conversion Period. If you deliver a Fundamental Change Repurchase Notice to the Paying Agent, you may not surrender such Notes for conversion unless you validly withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Repurchase Right. (Page 11)

What consideration will I receive if I convert my Notes during the Conversion Period?

Pursuant to the terms of the Indenture, the closing of the Investment is also a Make-Whole Fundamental Change (as defined in the Indenture, a “Make-Whole Fundamental Change”). As a result, the Company’s conversion obligation with respect to Notes that are converted from and including the date on which the Make-Whole Fundamental Change occurred, November 1, 2018, until 5:00 p.m., New York City time, on December 4, 2018 (the “Make-Whole Fundamental Change Period”), will be increased by 2.9846 additional common shares (the “Additional Shares”). The initial conversion rate for the Notes is 20.7577 common shares per C$1,000 principal amount of Notes, and the Additional Shares will be added to the initial conversion rate such that the conversion rate for the Notes will be 23.7423 common shares per C$1,000 principal amount of Notes validly surrendered for conversion during the Make-Whole Fundamental Change Period. The Make-Whole Fundamental Change Period expires at 5:00 p.m., New York City time, on the business day immediately preceding to the expiration of the Conversion Period. If you convert your Notes during the Conversion Period but after the Make-Whole Fundamental Change Period, the conversion rate for your Notes will not be increased by the Additional Shares. The Company may elect to settle conversions in cash, common shares or a combination of cash and common shares. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the amount you currently would receive if your Notes are converted during the Conversion Period and the amount you would receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right. (Page 12) The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

Any cash payable upon conversion of Notes is expressed in Canadian dollars and will be paid in Canadian dollars to those DTC participants who have opted into DTC’s Canadian dollar settlement system or otherwise elect to settle through the DWAC procedures described herein. Otherwise, DTC participants will receive payments in U.S. dollars in accordance with DTC’s applicable procedures. All costs and risks of conversion of Canadian dollars to U.S. dollars will be borne by the beneficial owners receiving U.S. dollars by deduction from such payments. (Page 13)

What is the relationship between the offer to repurchase and the convertibility of the Notes?

Although both rights were triggered by the Investment, the right to exercise the Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you do not exercise your Fundamental Change Repurchase Right, your conversion rights will not be affected. If you have properly submitted a conversion notice for your Notes, you may not surrender such Notes under the Fundamental Change Repurchase Right. (Page 14)

What does the Board of Directors of the Company think of the Fundamental Change Repurchase Right and the conversion rights?

The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based solely on the requirements of the Indenture and the Notes. (Page 11)

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m., New York City time, on December 4, 2018, which is the business day immediately preceding the Fundamental Change Repurchase Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (Page 10)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (Page 17)

How do I surrender my Notes for repurchase?

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Notes on such Holder’s behalf through the transmittal procedures of DTC prior to the Fundamental Change Expiration Time.

Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program (ATOP), subject to the terms and procedures of that system. In order to specially accommodate DTC participants that are not part of DTC’s Canadian dollar settlement system but who would like to receive settlement in Canadian dollars, such DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Paying Agent electronically through DTC’s DWAC system. (Page 17)

You bear the risk of untimely submission of the Fundamental Change Repurchase Notice. You must allow sufficient time for completion of the necessary procedures prior to the Fundamental Change Expiration Time, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Repurchase Notice to the Paying Agent through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. (Page 17)

If I surrender my Notes for repurchase, when will I receive payment for them?

We will accept for payment all validly surrendered Notes that have not been validly withdrawn promptly upon expiration of the Fundamental Change Repurchase Right.

With respect to all Notes surrendered through DTC’s ATOP system, we will deposit with DTC, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash (in Canadian dollars and/or U.S. dollars) sufficient to pay the aggregate Fundamental Change Repurchase Price for all Notes to be repurchased on the Fundamental Change Repurchase Date. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

With respect to all Notes surrendered through DTC’s DWAC system, we will pay by wire transfer of immediately available funds to the respective DTC participant, solely to such DTC participant’s bank account in Canada, promptly after the later of the Fundamental Change Repurchase Date and the date of confirmation that the position tendered via DWAC has been terminated, an amount of cash (in Canadian dollars) sufficient to pay the aggregate Fundamental Change Repurchase Price for all Notes to be repurchased from the respective DTC participant with respect to the Fundamental Change Repurchase Date. (Page 19)

How do I withdraw a Fundamental Change Repurchase Notice that I have already delivered?

You can withdraw a Fundamental Change Repurchase Notice that has already been delivered by complying with the withdrawal procedures of DTC in sufficient time to allow it to withdraw the Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC prior to the Fundamental Change Expiration Time. (Page 18)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of C$1,000 or whole multiples thereof. (Page 17)

If I want to convert my Notes during the Conversion Period, what should I do?

If you want to convert your Notes during the Conversion Period, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to GLAS Trust Company LLC, as the conversion agent (the “Conversion Agent”), through the transmittal procedures of DTC, prior to end of the Conversion Period which is 5:00 p.m., New York City time, on December 5, 2018.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC prior to the end of the Conversion Period. (Page 11)

If I have already elected to exercise my Fundamental Change Repurchase Right, can I still convert my Notes?

If you have already exercised your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. You bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn. (Page 18)

Do I need to do anything if I do not wish to surrender my Notes for repurchase?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Notes and such Notes will remain outstanding subject to the Indenture. (Page 17)

If I do not surrender my Notes for conversion during the Conversion Period, will I continue to be able to exercise my conversion rights in the future?

Yes. If you do not convert your Notes during the Conversion Period or do not deliver a Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time, you will continue to have the right to convert your Notes in certain situations in accordance with the terms of the Indenture (including the right to convert your Notes on or after January 15, 2023 in accordance with the terms of the Indenture). However, Holders that convert their Notes after the end of the Make-Whole Fundamental Change Period may not be entitled to a make-whole premium in connection with such conversion (or may be entitled to a lesser make-whole premium) in connection with such conversion, and as a result, may be entitled to a less favorable conversion rate. (Page 19)

What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

A U.S. Holder’s (as defined below) receipt of cash in exchange for Notes pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to U.S. Holders of Notes upon the exercise of either the Fundamental Change Repurchase Right or conversion rights, see “Section 11—Material U.S. Federal Income Tax Considerations” below. (Page 20)

DTC Participants exercising either Fundamental Change Repurchase Rights or conversion rights on behalf of a U.S. Holder through DTC’s DWAC system should complete a substitute Form W-9 and provide it to the Paying Agent or Conversion Agent, as applicable.

What are the material Canadian federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

The conversion of a Note into common shares pursuant to the exercise of conversion rights by a Resident Note Holder (as defined below) will not be a taxable transaction for Canadian federal income tax purposes.

The exercise of the Fundamental Change Repurchase Right by a Resident Note Holder will be a taxable transaction for Canadian federal income tax purposes.

The conversion of a Note into common shares pursuant to the exercise of conversion rights or the exercise of the Fundamental Change Repurchase Right by a Non-Resident Note Holder (as defined below) will not be a taxable transaction for Canadian federal income tax purposes if the Note does not constitute “taxable Canadian property”, as defined in the Tax Act (as defined below).

For a discussion of certain material Canadian federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Repurchase Right or conversion rights, see “Section 12—Material Canadian Federal Income Tax Considerations.” (Page 25)

Who is the Paying Agent and the Conversion Agent?

GLAS Trust Company LLC, the U.S. Trustee under the Indenture, is serving as Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and conversion rights. Its address and telephone number are set forth on the cover page of this Notice.

Who can I talk to if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Paying Agent and the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover page of this Notice. Questions relating to the calculation of settlement amounts should be addressed to the Company. You should direct any other questions you may have to your own financial and tax advisors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this Notice contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. Because these statements reflect current views concerning future events, these forward-looking statements involve risks and uncertainties. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Investment, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of November 2, 2018. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this document for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 2, 2018. You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS

1. Information Concerning the Company and Constellation.

1.1. The Company. Canopy Growth Corporation, a corporation organized and existing under the Canada Business Corporations Act (the “Company”), is world-leading diversified cannabis and hemp company, offering distinct brands and curated cannabis varieties in dried, oil and Softgel capsule forms. Our principal executive offices are located at 1 Hershey Drive, Smith Falls, Ontario K7A 0A8 Canada, and our telephone number is (855) 558-9333.

As a result of the closing of the Investment, Constellation Brands, Inc. (“Constellation”) is the ultimate beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 272,560,805 common shares, representing approximately 56% of the Company’s common shares. Constellation’s business address is 207 High Point Drive, Building 100, Victor, New York 14564, and its telephone number is (585) 678-7100. Constellation beneficially owns the common shares through its affiliates listed in the table below. In addition, James Sabia, an executive officer of Constellation, owns 1,500 of the Company’s common shares through the James A. Sabia, Jr. and Brook M. Sabia Trust.

Greenstar Canada Investment Limited Partnership (“Greenstar”), an indirect wholly-owned subsidiary of Constellation, beneficially owns C$200,000,000 principal amount of Notes as described below.

Affiliate	Business Address and Telephone Number	Beneficial Ownership in the Common Shares
Greenstar Canada Investment Limited Partnership	150 King Street West Suite 200 Toronto, ON M5H 1J9 Canada (585) 678-7100	28,315,352 common shares, 8.2%
Greenstar Canada Investment Corporation	150 King Street West Suite 200 Toronto, ON M5H 1J9 Canada (585) 678-7100	28,315,352 common shares, 8.2%
Constellation Brands Canada Holdings ULC	1959 Upper Water Street Suite 1900 Halifax, Nova Scotia B3J 2X2 Canada (585) 678-7100	28,315,352 common shares, 8.2%
Constellation Capital LLC	207 High Point Drive Building 100 Victor, New York (585) 678-7100	28,315,352 common shares, 8.2%
CBG Holdings LLC (“CBG”)	207 High Point Drive Building 100 Victor, New York (585) 678-7100	244,245,453 common shares, 51.2%
Constellation International Holdings Limited	207 High Point Drive Building 100 Victor, New York (585) 678-7100	28,315,352 common shares, 8.2%

1.2. The Investment, the Subscription Agreement and the Investor Rights Agreement. Pursuant to the Subscription Agreement dated as of August 14, 2018 (the “Subscription Agreement”), between the Company and CBG, on November 1, 2018, the Company issued 104,500,000 common shares (the “Common Shares”) and 139,745,453 common share purchase warrants (the “Warrants”) to CBG. 88,472,861 of the Warrants (the “Tranche A Warrants”) have an exercise price of C$50.40 and are immediately exercisable at any time and from time to time, for a period of three years from the closing date of the issuance of the Common Shares and the Warrants (the “Investment”). 51,272,592 of the Warrants (the “Tranche B Warrants”) have an exercise price based on the five-day volume weighted average trading price of the common shares on the TSX at the time of exercise and have a term of three years from the closing date of the Investment. The Tranche B Warrants become immediately exercisable if and when all of the Tranche A Warrants have been exercised. CBG is acquiring the Common Shares at a price of C$48.60 per share, which represented a 37.9% premium to the 5-day volume weighted average price of the common shares on the TSX, and a 51.2% premium to the closing price, on August 14, 2018.

On November 2, 2017, Greenstar Canada Investment Limited Partnership (“Greenstar”), an indirect wholly-owned subsidiary of Constellation, made an investment in the Company of C$244,990,084.25 on a private placement basis in exchange for: (i) 18,876,901 common shares and (ii) 18,876,901 common share purchase warrants. On June 20, 2018, Greenstar also purchased C$200,000,000 principal amount of Notes. Pursuant to the Subscription Agreement, CBG agreed to cause Greenstar not to exercise its Fundamental Change Repurchase Right described herein.

As a result of the closing of the Investment, a Fundamental Change (as defined in the Indenture, a “Fundamental Change”) occurred on November 1, 2018, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein.

The Subscription Agreement contemplates that Greenstar, CBG and the Company will enter into an Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”) on the closing date of the Investment, and on November 1, 2018, Greenstar, CBG and the Company entered into the Investor Rights Agreement. In accordance with the Investor Rights Agreement, the Board of Directors of the Company (the “Board”) was increased from five directors to seven directors, and, so long as CBG, Constellation and Greenstar (the “CBG Group”) continue to hold the Target Shares (as defined below), CBG will have the right to designate four nominees to the Board (the “CBG Nominees”). Accordingly, as a result of the Investment, the Board has been reconstituted and is comprised of Bruce Linton, John Bell, Peter Stringham, William Newlands, David Klein, Judy Schmeling and Robert Hanson. If the CBG Group holds at least the Target Shares, CBG will be entitled to designate a number of CBG Nominees that represents its proportionate share of the number of directors of the Board (rounded up to the next whole number) based on the CBG Group’s percentage ownership of the outstanding common shares, assuming the exercise or conversion of any convertible securities owned by the CBG Group. “Target Shares” means the number of common shares that satisfies two conditions: (i) 117,208,056 common shares; and (ii) the number of common shares and warrants that represents 28.2% of the outstanding common shares, assuming for purposes of the calculation the exercise or conversion of any convertible securities owned by the CBG Group.

The Investor Rights Agreement provides that so long as the CBG Group continues to hold at least the Target Shares, the Board will not: (i) propose or resolve to change the size of the Board, except where otherwise required by law, or with the consent of CBG; or (ii) present a slate of director nominees to the shareholders of the Company for election to the Board that is greater than or fewer than seven directors. The Investor Rights Agreement also provides CBG approval rights for (i) consolidation or merger transactions involving the Company; (ii) acquisition transactions involving the Company with an aggregate value of more than C$250 million; (iii) adoption of plans for complete or partial liquidation, dissolution or winding up of the Company or its subsidiaries; (iv) disposition of the assets, business or operations of the Company in the aggregate value of more than C$20 million; or (v) changes to the Company’s policy with respect to dividends on common shares unless required by law. The Investor Rights Agreement also provides CBG pre-emptive rights and top-up rights to purchase the number of common shares or securities convertible into common shares to maintain its pro rata interest in the Company. In addition, the Investor Rights Agreement provides that, subject to certain conditions, so long as the CBG Group continues to hold at least the Target Shares, the CBG Group will adhere to certain noncompetition restrictions including that: (y) the Company will be its exclusive strategic vehicle for cannabis products of any kind anywhere in the world; and (z) the Company will be presented exclusively all cannabis opportunities of the type more particularly described in the Investor Rights Agreement (the “Cannabis Opportunities”). The Investor Rights Agreement will terminate at the earlier of (i) the mutual consent of CBG and Company; (ii) the date on which the CBG Group owns less than 33,000,000 common shares; or (iii) the date of a non-appealable court order terminating the Investor Rights Agreement. In addition, the Company may terminate the Investor Rights Agreement by notice to CBG if, at any time, the CBG Group no longer holds at least the Target Shares, the noncompetition provisions no longer apply, or the CBG Group has engaged in certain competitive activities for a period of 30 consecutive days following notice thereof from the Company. The CBG Group agreed, for a limited period of time, to certain non-competition restrictions following termination of the Investor Rights Agreement, which include not pursuing any other Cannabis Opportunities and not directly or indirectly participating in a competing business of the Company anywhere in the world.

The foregoing summary of the Investor Rights Agreement is qualified in its entirety by reference to the terms of the Investor Rights Agreement which has been filed as Exhibit (d)(5) to the Company’s Tender Offer Statement on Schedule TO.

2. Information Concerning the Notes. The 4.25% Convertible Senior Notes due 2023 (the “Notes”) of the Company were issued under the Indenture, dated as of June 20, 2018 (the “Indenture”) among the Company, GLAS Trust Company LLC, as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”). The Notes mature on July 15, 2023 (the “Stated Maturity”).

2.1. The Company’s Obligation to Repurchase the Notes. The closing of the Investment resulted in a Fundamental Change pursuant to the terms of the Notes and the Indenture, which obligates the Company to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Repurchase Right will expire at 5:00 p.m., New York City time, on December 4, 2018 (the “Fundamental Change Expiration Time”). We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. Holders may exercise their Fundamental Change Repurchase Right by (i) delivering notice (the “Fundamental Change Repurchase Notice”) through the transmittal procedures of The Depository Trust Company (“DTC”), at any time prior to the Fundamental Change Expiration Time and (ii) by delivering the Notes described in the Fundamental Change Repurchase Notice to GLAS Trust Company LLC (the “Paying Agent”) through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” below for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

If we make any change to this Fundamental Change Repurchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Fundamental Change Notice, Notice of Right to Convert, Notice of Make-Whole Fundamental Change and Related Conversion Rate Adjustment, and Offer to Repurchase for Cash (this “Notice”) that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Repurchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Notice.

2.2. Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by the Company for the Notes is a cash price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”). The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid, pursuant to the Indenture, on the later of the Fundamental Change Repurchase Date and the time of book-entry transfer of such Notes to the Paying Agent. Notes validly surrendered for repurchase will be accepted only in principal amounts equal to C$1,000 or whole multiples thereof.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date. Accrued interest shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. The Company estimates that the accrued interest payable on any Notes that are validly surrendered for repurchase and not validly withdrawn will be approximately C$19.83 per C$1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of December 5, 2018. The Company therefore estimates that the Fundamental Change Repurchase Price on any such Notes will be approximately C$1,019.83 per C$1,000 principal amount of Notes surrendered.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the common shares. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, before making a decision whether to surrender their Notes for repurchase.

The Fundamental Change Repurchase Price is expressed in Canadian dollars and will be paid in Canadian dollars to those DTC participants who have opted into DTC’s Canadian dollar settlement system or otherwise elect to settle through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) procedures described herein. Otherwise, DTC participants will receive payments in U.S. dollars in accordance with DTC’s applicable procedures. All costs and risks of conversion of Canadian dollars to U.S. dollars will be borne by the beneficial owners receiving U.S. dollars by deduction from such payments. (Page 16)

None of the Company or any of its affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustees, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3. Conversion Rights of the Holders. The Indenture provides that, as a result of the Investment and notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time beginning on September 18, 2018 until 5:00 p.m., New York City time, on December 5, 2018 (the “Conversion Period”). Pursuant to the terms of the Indenture, the closing of the Investment is also a Make-Whole Fundamental Change (as defined in the Indenture, a “Make-Whole Fundamental Change”). As a result, the Company’s conversion obligation with respect to Notes that are converted from and including the date on which the Make-Whole Fundamental Change occurred, November 1, 2018, until 5:00 p.m., New York City time, on December 4, 2018 (the “Make-Whole Fundamental Change Period”), will be increased by 2.9846 additional common shares (the “Additional Shares”). The initial conversion rate for the Notes is 20.7577 common shares per C$1,000 principal amount of Notes, and the Additional Shares will be added to the initial conversion rate such that the conversion rate for the Notes will be 23.7423 common shares per C$1,000 principal amount of Notes validly surrendered for conversion during the Make-Whole Fundamental Change Period. The Make-Whole Fundamental Change Period expires at 5:00 p.m., New York City time, on the business day immediately preceding to the expiration of the Conversion Period. If you convert your Notes during the Conversion Period but after the Make-Whole Fundamental Change Period, the conversion rate for your Notes will not be increased by the Additional Shares. The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

If you decide to convert your Notes, the Company may elect to settle the conversion in cash, by delivery of common shares, or a combination of cash and common shares.

•

Cash Settlement. If the Company elects to settle a conversion in cash, for each C$1,000 principal amount of Notes, the Company will pay you an amount equal to the sum of the Daily Conversion Values for each of the 20 consecutive trading days during the 20 trading day period beginning on, and including, the second trading day immediately succeeding the date on which you deliver your election to convert your Notes (the “Observation Period”). The “Daily Conversion Value” means, for each of the 20 consecutive trading days in the Observation Period, 1/20th of the product of (a) the conversion rate on such trading day and (b) the Daily VWAP for such trading day. The “Daily VWAP” means, for each trading day, the per share volume weighted average price for the common shares, as reported by Bloomberg under the heading “Bloomberg VWAP” on Bloomberg page “WEED CN”.

•

Share Settlement. If the Company elects to settle a conversion in common shares, the Company will deliver to you in respect of each C$1,000 principal amount of Notes being converted a number of common shares equal to the conversion rate in effect on the Conversion Date (as defined below).

•

Combination Settlement. If the Company elects to settle a conversion in cash and common shares, the Company will pay you or deliver to you, as the case may be, in respect of each C$1,000 principal amount of Notes being converted, an amount equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive trading days during the related Observation Period. “Daily Settlement Amount,” for each of the 20 consecutive trading days during the Observation Period, shall consist of: (a) cash in an amount equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value on such trading day; and (b) if the Daily Conversion Value on such trading day exceeds the Daily Measurement Value, a number of common shares equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such trading day.

The Company shall not issue any fractional share of common shares upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of common shares issuable upon conversion based on the Daily VWAP for the relevant Conversion Date (in the case of share settlement) or based on the Daily VWAP for the last trading day of the relevant Observation Period (in the case of combination settlement). For each Note surrendered for conversion, if the Company has elected combination settlement, the full number of common shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash. Pursuant to the terms of the Indenture, the Daily Conversion Values and the Daily Settlement Amounts shall be determined by the Company.

Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. Notwithstanding the foregoing, if Notes are converted after the close of business on January 1 or July 1 (each a “Record Date”), Holders of such Notes as of the close of business on such Record Date will receive the full amount of interest payable on such Notes on the corresponding January 15 or July 15 (each, an “Interest Payment Date”) notwithstanding the conversion. In certain circumstances, Notes surrendered for conversion during the period from the close of business on any Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted; provided that no such payment shall be required if the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the business day immediately following the corresponding Interest Payment Date.

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy its obligation to pay the principal amount of the Notes and any accrued and unpaid interest thereon.

If you want to convert your Notes during the Conversion Period, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent through the transmittal procedures of DTC, prior to end of the Conversion Period which is 5:00 p.m., New York City time, on December 5, 2018. Each instruction form and the Notes described therein shall be delivered via agent’s message that is transmitted through DTC’s Automated Tender Offer Program (“ATOP”), and delivery via ATOP will satisfy the Holder’s delivery requirements with respect to conversion of such Notes pursuant to the terms of the Indenture. Delivery of the instruction form and the Notes described therein through ATOP is the responsibility of the surrendering Holder. Notwithstanding the foregoing and in order to specially accommodate DTC participants that are not part of DTC’s Canadian dollar settlement system but who would like to receive settlement in Canadian dollars, such DTC participants should deliver the instruction form and surrender their Notes to the Conversion Agent electronically through DTC’s DWAC system. Delivery of the instruction form and the Notes described therein through the DWAC system is the responsibility of the surrendering Holder. DTC participants using the DWAC system for settlement must provide proper wire transfer instructions (to a bank account in Canada only) to the Conversion Agent. In addition, DTC participants exercising Fundamental Change Repurchase Rights on behalf of a U.S. Holder through the DTC’s DWAC system should complete a substitute Form W-9 and provide it to the Conversion Agent.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC prior to the end of the Conversion Period.

Timely delivery of the appropriate instruction form and the Notes in compliance with the transmittal procedures of DTC is the responsibility of the surrendering Holder.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date. If the Company elects to settle the conversion by delivery of common shares, the Company must settle the conversion no later than the second business day immediately following the related Conversion Date. If the Company elects to settle the conversion in cash or in a combination of cash and delivery of common shares, the Company must settle the conversion no later than the second business day immediately following the last trading day in the Observation Period.

Any cash payable upon conversion of the Notes will be payable as follows. With respect to Notes surrendered through DTC’s ATOP system, we will deposit with DTC, on the applicable settlement date, an amount of cash (in Canadian dollars and/or U.S. dollars) sufficient to pay the aggregate cash settlement amount for all Notes to be settled on such settlement date. DTC will thereafter distribute the cash to its participants in accordance with its procedures. With respect to Notes surrendered through DTC’s DWAC system, we will pay by wire transfer of immediately available funds to the respective DTC participant, solely to such DTC participant’s bank account in Canada, promptly after the later of the applicable settlement date and the date of confirmation that the position tendered via DWAC has been terminated, an amount of cash (in Canadian dollars) sufficient to pay the aggregate cash settlement amount for all Notes to be settled with respect to such DTC participant on the settlement date. Any cash payable upon conversion of the Notes is expressed in Canadian dollars and will be paid in Canadian dollars to those DTC participants who have opted into DTC’s Canadian dollar settlement system or otherwise elect to settle through the DWAC procedures described herein. Otherwise, DTC participants will receive payments U.S. dollars in accordance with DTC’s applicable procedures. All costs and risks of conversion of Canadian dollars to U.S. dollars will be borne by the beneficial owners receiving U.S. dollars by deduction from such payments. (Page 16)

If you exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. Holders bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Notes for conversion as described herein or as otherwise provided in the Indenture.

Holders who do not convert their Notes during the Conversion Period or who do not deliver a Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time will continue to have the right to convert their Notes in certain situations in accordance with the terms of the Indenture (including the right to convert their Notes on or after January 15, 2023 in accordance with the terms of the Indenture). However, Holders that convert their Notes after the end of the Make-Whole Fundamental Change Period may not be entitled to a make-whole premium in connection with such conversion (or may be entitled to a lesser make-whole premium), and as a result, may be entitled to a less favorable conversion rate.

GLAS Trust Company LLC is acting as Conversion Agent in connection with the conversion rights described herein. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of C$1,000.00:

•	Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive:

•

C$1,000.00 plus a sum equal to accrued but unpaid interest on your Notes to, but excluding, the Fundamental Change Repurchase Date, for a total consideration of approximately C$1,019.83, assuming a Fundamental Change Repurchase Date of December 5, 2018.

•	Conversion: If you exercise your conversion rights during the Conversion Period, you will receive (at the Company’s option):

•	cash in an amount equal to the sum of the Daily Conversion Values for each of the 20 consecutive trading days during the relevant Observation Period;

•

23.7423 common shares (during the Make-Whole Fundamental Change Period) or 20.7577 common shares (after the Make-Whole Fundamental Change Period), together, in each case, with cash, if applicable, in lieu of delivering any fractional share of common shares; or

•

a combination of cash and common shares in an amount equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive trading days during the related Observation Period, together with cash, if applicable, in lieu of delivering any fractional share of common shares.

•

Retain the Note: You may choose to continue holding your Note or otherwise transfer or exchange it in the ordinary course. Your Note will continue to be subject to the terms and conditions of the Indenture.

The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right. The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is presently less than the funds that you would receive if you converted your Notes during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or any of its affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustees, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4. Market for the Notes and the Common Shares. There is no established market for trading in the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the common shares (to the extent such common shares are traded) and the market for similar Notes. Following the expiration of the Fundamental Change Repurchase Right and the Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Repurchase Right and Conversion Period. Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or conversion of a significant amount of the Notes pursuant to the terms of this Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Repurchase Right and the Conversion Period. The extent of the public market for the Notes following the expiration of the Fundamental Change Repurchase Right and the Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of the date of this Notice, all of the Notes are held in global form through DTC. As of November 1, 2018, there was C$600,000,000 aggregate principal amount of Notes outstanding. As of October 31, 2018, the closing price of the Notes in the over-the-counter market was C$1,315 per C$1,000 principal amount.

The following tables set forth the high and low sales prices of the common shares on the NYSE and TSX each quarter during the past two years.

NYSE

Year		High	Low
		(US$)	(US$)
2018	October 1—October 31	56.89	33.07
	July 1—September 30	52.74	24.31
	May 24—June 30	35.96	27.61

Our common shares commenced trading on the NYSE on May 24, 2018.

TSX

Year		High	Low
		(C$)	(C$)
2018	October 1—October 31	73.75	43.48
	July 1—September 30	68.83	31.85
	April 1—June 30	47.76	25.74
	January 1—March 31	42.07	24.11
2017	October 1—December 31	30.41	11.32
	July 1—September 30	10.79	7.80
	April 1—June 30	10.87	6.82
	January 1—March 31	13.00	9.39
2016	October 1—December 31	13.45	4.24

On November 1, 2018, the last reported sales prices of the common shares on the NYSE and TSX were US$37.03 and C$48.46 per share, respectively. As of November 1, 2018, there were approximately 232,862,196 common shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, before making any decision to either surrender your Notes pursuant to the Fundamental Change Repurchase Right or to surrender your Notes for conversion.

2.5. Interest. The Notes that remain outstanding after consummation of the Fundamental Change Repurchase Right will continue to accrue interest until the Stated Maturity of July 15, 2023, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased, redeemed or converted. Interest on outstanding Notes is paid semi-annually in arrears on January 15 and July 15 of each year to record Holders of the Notes as of the preceding January 1 and July 1, respectively. The Notes bear interest on the principal amount at an annual interest rate equal to 4.25%.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date. Accrued interest shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. The Company estimates that the accrued interest payable on any Notes that are validly surrendered for repurchase and not validly withdrawn will be approximately C$19.83 per C$1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of December 5, 2018. Holders converting the Notes will not receive a cash payment for accrued and unpaid interest. See “Section 2.3—Conversion Rights of the Holders” above.

2.6. Ranking. The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior indebtedness and senior to all of the Company’s subordinate debt. However, the Notes are structurally subordinate to all existing and future liabilities of the Company’s subsidiaries and will be effectively subordinate to the existing and future secured indebtedness of the Company to the extent of the value of the related collateral.

2.7. Currency Conversion Rate Risk. The Fundamental Change Repurchase Price and any cash payable upon conversion of Notes are expressed in Canadian dollars. DTC participants may elect to receive payments in U.S. dollars through DTC’s applicable procedures. DTC will advise the Paying Agent or Conversion Agent, as applicable, of any such elections, and the Company will convert the amount of such payments from Canadian dollars to U.S. dollars. All costs and risks of conversion of Canadian dollars to U.S. dollars will be borne by the beneficial owners receiving U.S. dollars by deduction from such payments. Conversion of Canadian dollars into U.S. dollars will be based on then current exchange rates between the Canadian dollar and the U.S. dollar, which may fluctuate significantly. The ability of a beneficial owner holding Notes through a DTC participant to receive payments in U.S. dollars will depend upon the ability and willingness of the DTC participant to make this election on behalf of any or all of its beneficial owners.

3. Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase. In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must deliver the Fundamental Change Repurchase Notice through the transmittal procedures of DTC prior to the Fundamental Change Expiration Time and deliver the Notes described in the Fundamental Change Repurchase Notice through the transmittal procedures of DTC on or after delivery of the Fundamental Change Repurchase Notice.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in C$1,000 principal amount or a whole multiple thereof. If Holders do not validly surrender their Notes before the Fundamental Change Expiration Time, those Notes will remain outstanding subject to the existing terms of the Notes.

3.1. Method of Delivery. The U.S. Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, each Fundamental Change Repurchase Notice and the Notes described therein shall be delivered via agent’s message that is transmitted through DTC’s ATOP system, and delivery via ATOP will satisfy the Holder’s Fundamental Change Repurchase Right delivery requirements pursuant to the terms of the Indenture. Delivery of the Fundamental Change Repurchase Notice and the Notes described therein through ATOP is the responsibility of the surrendering Holder.

Notwithstanding the foregoing and in order to specially accommodate DTC participants that are not part of DTC’s Canadian dollar settlement system but who would like to receive settlement in Canadian dollars, such DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Paying Agent electronically through DTC’s DWAC system. Delivery of the Fundamental Change Repurchase Notice and the Notes described therein through the DWAC system is the responsibility of the surrendering Holder. DTC participants using the DWAC system for settlement must provide proper wire transfer instructions (to a bank account in Canada only) to the Paying Agent. In addition, DTC participants exercising Fundamental Change Repurchase Rights on behalf of a U.S. Holder through the DTC’s DWAC system should complete a substitute Form W-9 and provide it to the Paying Agent.

Holders who are DTC participants should follow the instructions described above. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender Notes on such Holder’s behalf through the transmittal procedures described above prior to the Fundamental Change Expiration Time.

Any Fundamental Change Repurchase Notice delivered by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right” below.

3.2. Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By delivering, or instructing your nominee to deliver, your Fundamental Change Repurchase Notice, a Holder acknowledges and agrees as follows:

•	the Notes described in the Fundamental Change Repurchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Repurchase Right;

•

upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective as of the Fundamental Change Repurchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Company all right, title and interest in and to all the Notes described in the

Fundamental Change Repurchase Notice, (ii) releases and discharges the Company, the Trustees, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the Indenture, the Notes and this Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Repurchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Repurchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such Holder understands that all Notes described in any Fundamental Change Repurchase Notice that is validly delivered and not validly withdrawn prior to the Fundamental Change Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time, and that the Fundamental Change Repurchase Price is less cash consideration than they would receive upon converting their Notes during the Conversion Period;

•

payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

any delivered Fundamental Change Repurchase Notice may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of any Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Repurchase Notice or the surrender of Notes for repurchase and the form and validity of any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4. Right of Withdrawal. A Fundamental Change Repurchase Notice may be withdrawn at any time prior to the Fundamental Change Expiration Time.

In order to withdraw a previously delivered Fundamental Change Repurchase Notice, a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to the Fundamental Change Expiration Time. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless the Fundamental Change Repurchase Notice with respect to such Notes is first validly withdrawn prior to the Fundamental Change Expiration Time. Holders bear the risk of untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5. Payment for Surrendered Notes; Source and Amount of Funds. With respect to Notes surrendered through DTC’s ATOP system, we will deposit with DTC, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash (in Canadian dollars and/or U.S. dollars) sufficient to pay the aggregate Fundamental Change Repurchase Price for all Notes to be repurchased on the Fundamental Change Repurchase Date. DTC will thereafter distribute the cash to its participants in accordance with its procedures. With respect to all Notes surrendered through DTC’s DWAC system, we will pay by wire transfer of immediately available funds to the respective DTC participant, solely to such DTC participant’s bank account in Canada, promptly after the later of the Fundamental Change Repurchase Date and the date of confirmation that the position tendered via DWAC has been terminated, an amount of cash (in Canadian dollars) sufficient to pay the aggregate Fundamental Change Repurchase Price for all Notes to be repurchased from the respective DTC participant with respect to the Fundamental Change Repurchase Date.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately C$611,900,000, calculated as the sum of (i) C$600,000,000, representing 100% of the principal amount of Notes outstanding as of November 1, 2018, plus (ii) C$11,900,000, representing accrued and unpaid interest on such Notes to, but excluding, the Fundamental Change Repurchase Date.

The Company expects to fund the repurchase from cash on hand. The repurchase of Notes pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof.

6. Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right or converted upon exercise of conversion rights will be cancelled by the Trustees pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. As described in “Section 1.2—The Investment, the Subscription Agreement and the Investor Rights Agreement” above, in connection with the closing of the Investment, the membership of the Board of Directors of the Company was reconstituted with individuals listed on Annex A to this Notice, and the Company and CBG intend to increase the size of the Board of Directors of the Company to seven members and appoint the CBG Nominee to the Board to fill the vacancy. If Constellation were to acquire, directly or indirectly, more than 50% of the Company’s common shares through exercise of the Warrants or otherwise, in addition to the rights provided in the Investor Rights Agreement, Constellation could elect the entire Board of Directors.

Except as disclosed in this Notice, the Company currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed in this Notice, based on a reasonable inquiry by the Company,

•

none of the Company or any executive officer, director or affiliate of the Company or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;

•	the Company will not repurchase any Notes from such persons; and

•	during the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A. A list of the directors and executive officers of Constellation is attached to this Notice as Annex B.

9. Agreements Involving the Company’s Securities. Based on a reasonable inquiry by the Company, except for the Subscription Agreement, the Investor Rights Agreement, the Warrants or as described below or in this Notice, none of the Company or any of its directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right, the Notes or any other securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. Certain of the Company’s officers and directors participate in the Company’s omnibus incentive plan and employee stock purchase plan, both of which involve the Company’s common shares and are described in the documents incorporated by reference herein.

10. Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

11. Material U.S. Federal Income Tax Considerations. The following summary describes certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) of the disposition of a Note as a result of the exercise of either the Fundamental Change Purchase Right or conversion rights, and the receipt of cash in exchange for such Note. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of such holder’s particular circumstances. In addition, the discussion does not describe any tax consequences arising under the laws of any local, state, or foreign jurisdictions and does not consider any aspects of U.S. federal tax law other than income taxation. The discussion deals only with Notes held as capital assets within the meaning of section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to U.S. Holders of Notes that may be subject to special tax rules, such as dealers or traders in securities, banks and other financial institutions, tax—exempt entities, retirement plans and other tax—deferred accounts, regulated investment companies, insurance companies, hybrid entities, real estate investment trusts, brokers, persons subject to the alternative minimum tax, investors that have elected mark—to—market accounting, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and other pass—through entities holding Notes, persons holding Notes as a part of a hedging, integration, conversion or constructive sale transaction, or as part of a straddle or a synthetic security, persons that are required to accelerate the recognition of any item of gross income with respect to a Note as a result of such income being recognized on an applicable financial statement, persons that own (directly, indirectly, or by attribution) 10% or more, by voting power or value, of the Company’s outstanding equity, a U.S. expatriate or former long—term resident of the United States or any holder that is not a U.S. Holder.

This tax summary assumes that the Company will not be a passive foreign investment company (as defined under Section 1297 of the Code) for its current tax year and for the foreseeable future.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding the Notes should consult their own tax advisors regarding the tax consequences of the sale of Notes pursuant to the Offer.

This summary is based on the Code, and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, with possible retroactive effect. The Company has not sought, and does not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

As used herein, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A U.S. HOLDER OF NOTES. PERSONS CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT OR CONVERTING NOTES PURSUANT TO THEIR CONVERSION RIGHTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE

STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS RIGHT OF CONVERSION AND OFFER TO REPURCHASE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Tax Considerations for U.S. Holders

Disposition of a Note or Conversion Solely for Cash. A disposition of a Note by a U.S. Holder pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights settled for cash generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussions under “Accrued Interest”, “Market Discount”, “Make-Whole Premium”, “Conversion of a Note Solely into Common Shares”, and “Conversion of a Note for Cash and Common Shares” below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of cash received on the sale (the Fundamental Change Purchase Price or the amount received upon conversion, as applicable), other than amounts attributable to accrued but unpaid interest (which will be taxable as described under “Accrued Interest” below), and the U.S. Holder’s adjusted tax basis in the Note. Such capital gain or loss will be long—term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non—corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long—term capital gains. The deductibility of capital losses is subject to certain limitations.

A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder, decreased by payments received on the Note (if any) other than stated interest payments. If a U.S. Holder has elected to include market discount in income as it accrues, then the U.S. Holder’s tax basis in a Note will be increased by any market discount (described below) previously included in gross income. If a U.S. Holder purchased a Note for an amount greater than its principal amount, then the U.S. Holder’s tax basis in the Note will be decreased by the amount of any such excess that the U.S. Holder has elected to offset against interest income as amortizable bond premium.

If a U.S. Holder sells or retires its Note for an amount paid in foreign currency, the amount such U.S. Holder realizes will be the U.S. dollar value of such amount on the date the Note is disposed of or retired, except that in the case of a Note that is traded on an established securities market (as defined in applicable Treasury regulations), if the U.S. Holder is a cash basis taxpayer, or an accrual basis taxpayer that so elects, such U.S. Holder will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale. Amounts received in foreign currency that are attributable to accrued but unpaid interest will be taxed as described above under “Accrued Interest.”

Accrued Interest. Amounts received by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights that are attributable to accrued and unpaid interest will be taxable to the U.S. Holder as ordinary interest income, to the extent that such interest has not been previously included in income.

A U.S. Holder that receives interest in Canadian currency and uses the cash method of accounting will be required to include in income the U.S. dollar value of the Canadian currency interest, translated at the spot rate of exchange on the date of receipt, whether or not converted into U.S. dollars. No foreign currency gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency gain or loss realized on any subsequent disposition of the foreign currency so received, see “Exchange of Amounts in Other than U.S. Dollars”).

A U.S. Holder that receives interest in Canadian currency and uses the accrual method of accounting will accrue interest income on its Notes in the foreign currency and translate the amount accrued into U.S. dollars based on: (a) the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year; or (b) at the

U.S. Holder’s election, at the spot rate of exchange on (1) the last day of the accrual period (and in the case of a partial accrual period, the spot rate on the last day of the taxable year) or (2) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by a U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. If a U.S. Holder uses the accrual method of accounting, such U.S. Holder will recognize foreign currency gain or loss on the receipt of an interest payment if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income as determined above. Such foreign currency gain or loss generally will be treated as ordinary income or loss from U.S. sources.

For purposes of this discussion, the “spot exchange rate” generally means a rate that reflects a fair market rate of exchange available to the public for currency under a spot contract in a free market and involving representative amounts. The “average exchange rate” for an accrual period (or partial period) is the average of the spot exchange rates for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by a U.S. Holder.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights settled for cash will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the tendering U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeds the U.S. Holder’s tax basis in that Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue market discount using a constant–yield method for U.S. federal income tax purposes, in which case such U.S. Holder’s adjusted tax basis will have been increased as such accrued market discount was included in income.

Make-Whole Premium. If certain events occur and a U.S. Holder elects to convert some or all of its Notes, in addition to the consideration issuable upon conversion, such holder will receive a “Conversion Make-Whole Payment,” payable in cash, common shares, or a combination thereof, at the election of the Company. The treatment of payment of the Conversion Make-Whole Payment also is unclear. Such payment of additional cash, common shares, or any combination thereof could be characterized as additional consideration, in which case U.S. Holders will be taxed in the manner described herein under “Disposition of a Note or Conversion Solely for Cash,” “Conversion of a Note Solely into Common Shares,” or “Conversion of a Note for Cash and Common Shares,” as applicable. Alternatively, the payment of additional cash, common shares, or any combination thereof, may be treated as a fee or other payment of additional interest, in either case taxable as ordinary income, or as constructive dividends.

The U.S. federal income tax treatment of the Conversion Make-Whole Payment is subject to significant uncertainty, and U.S. Holders should consult their own tax advisors regarding the treatment of any such payment for U.S. federal income tax purposes.

Conversion of a Note Solely into Common Shares. A U.S. Holder will generally not recognize any gain or loss upon converting a Note solely into common shares, except with respect to cash received in lieu of a fractional common share and the fair market value of common shares attributable to accrued and unpaid interest. The U.S. Holder’s aggregate tax basis in the common shares (other than shares attributable to accrued interest) will generally equal the U.S. Holder’s tax basis in the Note that was converted (excluding the portion of the tax basis that is allocable to any fractional share). The U.S. Holder’s holding period in the common shares (other than shares attributable to accrued interest) will include the holding period in the Note converted.

With respect to cash received in lieu of a fractional common share, a U.S. Holder will be treated as if the fractional share was issued and received and then immediately redeemed for cash. Accordingly, the U.S. Holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the U.S. Holder’s tax basis in the converted Note (determined as discussed above) attributable to the fractional share.

The value of any common shares attributable to accrued and unpaid interest on the Notes not yet included in income by a U.S. Holder will be taxed as ordinary income. The basis in any common shares attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any common shares attributable to accrued and unpaid interest will begin on the day after the date of receipt.

Conversion of a Note for Cash and Common Shares. If a U.S. Holder receives a combination of common shares and cash (other than cash received in lieu of a fractional share) upon conversion of a Note, the treatment of the U.S. Holder will depend on whether the Notes are treated as “securities” for U.S. federal income tax purposes. If the Notes are treated as “securities,” the conversion may qualify as a recapitalization, in which case a U.S. Holder generally will not recognize loss, but will recognize gain, if any, on a Note so converted, in an amount equal to the lesser of (i) the fair market value of the common shares and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) minus the U.S. Holder’s tax basis in the Notes (excluding the portion of the tax basis that is allocable to any fractional share) and (ii) the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). Such gain generally will be capital gain and will be long term capital gain if the Note has been held for more than one year at the time of the conversion. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will equal the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the Note that is allocable to the fractional share. The U.S. Holder’s aggregate tax basis in the common shares received will equal the U.S. Holder’s adjusted tax basis in the Note converted (excluding tax basis allocable to any fractional share), increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in respect of accrued interest or a fractional share). A U.S. Holder’s holding period for common shares, other than shares received with respect to accrued but unpaid interest, will include the period during which the U.S. Holder held such Note.

It is unclear whether the Notes qualify as “securities,” and U.S. Holders are encouraged to consult their own tax advisors regarding that determination. The term “securities” is not defined in the Code or in applicable Treasury Regulations, and it has not been clearly defined by judicial decisions. The classification of a debt instrument as a security is a determination based on all facts and circumstances. Most authorities have held that the term to maturity of a debt instrument is one of the most significant factors in determining whether it qualifies as a security. A debt instrument with a term of more than ten years generally is treated as a security while a debt instrument with a term of five years or less generally is not treated as a security.

If the Notes are not treated as securities, the treatment of a conversion in which a U.S. Holder receives a combination of common shares and cash is unclear. The transaction might be viewed as consisting of a nontaxable exchange of a portion of each Note for common shares, as described above under “Conversion of a Note Solely into Common Shares,” and a taxable exchange of the remaining portion of each Note for cash, as described above under “Disposition of a Note or Conversion Solely for Cash.” In that case, the U.S Holder’s basis in the Note would be allocated pro rata between the common shares and cash received in accordance with their fair market values. Alternatively, the transaction might be viewed as a fully taxable exchange of the entire Note for a combination of common shares and cash.

If a U.S. Holder receives foreign currency upon a conversion, see discussion above regarding the receipt of foreign currency (“Disposition of a Note or Conversion Solely for Cash”). U.S. Holders should consult their own tax advisors concerning the tax treatment to them if the Notes are converted for a combination of common shares and cash.

Exchange of Amounts in Other than U.S. Dollars. A U.S. Holder’s tax basis in foreign currency received as interest on its Notes or on the sale, exchange or other disposition of its Notes will equal the U.S. dollar amount recognized under the rules discussed in the relevant sections above. If a U.S. Holder sells or disposes of foreign currency, such U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or disposition and such U.S. Holder’s tax basis in such foreign currency. Any such gain or loss generally will be ordinary income or loss and will be treated as U.S. source income for U.S. Holders.

Net Investment Income Tax. An additional 3.8% tax is imposed on the “net investment income” of certain U.S. Holders who are individuals, estates or trusts. Among other items, “net investment income” generally includes gross income from interest and dividends, and certain net gains from sales or other taxable dispositions of Notes. U.S. Holders should consult their own tax advisors with respect to the net investment income tax and its applicability in their particular circumstances to income and gains in respect of an investment in the Notes.

Backup Withholding Tax and Information Reporting. In general, the Company and certain intermediate payors may be required to report certain information to the IRS with respect to payments attributable to accrued but unpaid interest on, and payment of the proceeds of the disposition of, a Note to a U.S. Holder other than certain exempt recipients (such as corporations). The payor (which may be the Company or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 24%, if (1) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that is has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder will generally be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Treatment of Non–Tendering Holders

A U.S. Holder that does not exercise its Fundamental Change Purchase Right or conversion rights with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company pursuant to this offer.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR U.S. HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. U.S. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

12. Material Canadian Federal Income Tax Considerations. The following summary describes the principal Canadian federal income tax considerations of the exercise of either the Fundamental Change Repurchase Right or conversion rights under the terms of the Indenture generally applicable to a Holder and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) (the “Tax Act”) (i) holds their Notes as capital property; (ii) deals at arm’s length with and is not affiliated with the Company; and has not entered into, with respect to their Notes, a “derivative forward agreement” or “synthetic disposition arrangement” (as defined in the Tax Act) (a “Note Holder”).

This summary is not applicable to a Note Holder (i) that is a “financial institution” (as defined in the Tax Act for the purposes of the mark-to-market rules), (ii) an interest in which would be a “tax shelter investment”, (iii) that is a “specified financial institution”, or (iv) that has elected to report its “Canadian tax results” (each as defined in the Tax Act) in a currency other than Canadian currency.

The Notes will generally be considered to be capital property to a Note Holder unless the Note Holder holds such Notes in the course of carrying on a business of buying and selling securities or has acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

Special rules, which are not discussed in this summary, may apply to a Note Holder that is (i) an insurer that carries on an insurance business in Canada and elsewhere; or (ii) an “authorized foreign bank” (as defined in the Tax Act).

All such Note Holders should consult their own tax advisors.

Scope of this Summary

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), and where noted the current provisions of the Canada-United States Income Tax Convention (1980) (the “Canada-U.S. Tax Treaty”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations and the Canada-U.S. Tax Treaty publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practice of the CRA whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account other federal or any provincial, territorial, or foreign tax legalization considerations, which may be different from those discussed herein.

THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS AND IS OF A GENERAL NATURE ONLY. IT IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR NOTE HOLDER. ACCORDINGLY, NOTE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE INCOME TAX CONSEQUENCES UNDER FEDERAL, PROVINCIAL, TERRITORIAL AND OTHER APPLICABLE TAX LEGISLATION. THE DISCUSSION BELOW IS QUALIFIED ACCORDINGLY.

Currency Conversion

For purposes of the Tax Act, all amounts relating to the holding or disposition of the Notes (including adjusted cost base, and proceeds of disposition) must generally be expressed in Canadian dollars. Amounts denominated in any other currency must be converted into Canadian dollars generally based on the exchange rate quoted by the Bank of Canada on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Holders Resident in Canada

The following portion of the summary is applicable only to a Note Holder who, for purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada (a “Resident Note Holder”). Certain Resident Note Holders whose Notes might not otherwise constitute capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such Notes and every other “Canadian security” (as defined in the Tax Act) owned or subsequently acquired by such Resident Note Holder in the taxation year in which the election is made and in all subsequent taxation years, be deemed to be capital property. Resident Note Holders contemplating such an election should first consult their own tax advisors.

Exercise of the Conversion Privilege

Generally, a Resident Note Holder that converts a Note into common shares pursuant to its conversion rights under the terms of the Indenture and receives common shares upon such conversion will be deemed not to have disposed of the Note and, accordingly, will not be considered to realize a capital gain (or capital loss) upon such conversion.

The aggregate cost to a Resident Note Holder of the common shares acquired upon conversion of a Note will generally be equal to the aggregate of the adjusted cost base to the Resident Note Holder of the Note immediately before the conversion. The adjusted cost base to a Resident Note Holder of common shares acquired on conversion of a Note will be determined by averaging the cost of such common shares with the adjusted cost base of any other common shares owned by the Resident Note Holder as capital property immediately before the time of conversion.

Upon conversion of a Note, interest accrued on the Note from the date of the last interest payment to the date of the conversion will be included in computing the income of the Resident Note Holder, to the extent that such amount has not otherwise been included in computing the Resident Note Holder’s income for the taxation year or a previous taxation year.

Disposition of Notes

A Resident Note Holder that disposes of a Note as a result of the exercise of the Fundamental Change Repurchase Right under the terms of the Indenture will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Note, exceed (or are less than) the aggregate of the adjusted cost base of the Note to the Resident Note Holder and any reasonable costs of disposition. The treatment of capital gains and losses is described below under the heading “Taxation of Capital Gains and Capital Losses”.

Upon a disposition the Note by a Resident Note Holder, the Resident Note Holder will be required to include in computing income the amount of interest accrued on the Note from the date of the last interest payment to the date of disposition to the extent that such amount has not otherwise been included in computing the Resident Note Holder’s income for the taxation year or a previous taxation year, and such amount will be excluded in computing the Resident Note Holder’s proceeds of disposition of the Note.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Note Holder in a taxation year must be included in the Resident Note Holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Note Holder in a taxation year must be deducted from taxable capital gains realized by the Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Refundable Tax

A Resident Note Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 10 2/3% on its “aggregate investment income”, which includes interest and taxable capital gains.

Alternative Minimum Tax

Capital gains realized by an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act. Resident Note Holders who are individuals should consult their own tax advisors in this regard.

Holders Not Resident in Canada

This part of the summary is generally applicable to a Note Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, (i) is neither resident nor deemed to be resident in Canada, (ii) is entitled to receive all payments (including any interest, principal and premium, if any) made on the Notes; (iii) is not a “specified shareholder” of the Company, (iv) deals at arm’s length with any “specified shareholders” of the Company; and (v) does not use or hold the Notes in connection with carrying on a business carried on in Canada (a “Non-Resident Note Holder”).

A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person does not deal at arm’s length for purposes of the Tax Act) owns or has rights to acquire or control or is otherwise deemed to own 25% or more of the shares of the Company, determined on a votes or fair market value basis.

Taxation of Interest on Notes

A Non-Resident Note Holder will generally not be subject to Canadian withholding tax in respect of amounts paid or credited or deemed to have been paid or credited as, on account or in lieu of payment of, or in satisfaction of, interest or principal on the Notes as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights under the terms of the Indenture.

Exercise of Conversion Privilege

A Non-Resident Note Holder that converts a Note into common shares pursuant to its right of conversion under the terms of the Indenture and only receives common shares upon such conversion (other than cash delivered in lieu of a fraction of a common share) will be deemed not to have disposed of the Note for the purposes of the Tax Act and, accordingly, will not realize a capital gain (or capital loss) on such conversion (even if the note constitutes “taxable Canadian property” (as discussed below) of the Note Holder at the time of the conversion).

On the conversion of a Note by a Non-Resident Note Holder into common shares and cash in lieu of a fraction of such common shares, if such Note constitutes “taxable Canadian property” to the Non-Resident Note Holder, as discussed below, and if the value of such cash does not exceed $200, under the current administrative practice of the CRA, the Non-Resident Note Holder may choose to (a) treat this amount as proceeds of disposition and calculate and report a gain or loss and pay tax in Canada subject to relief under the applicable tax treaty or convention, or (b) reduce, by the amount of cash received, the adjusted cost base of such common shares received. If the amount of cash received exceeds $200, the Non-Resident Note Holder must report a gain or loss and pay tax in Canada, subject to relief under an applicable income tax convention.

Where a Non-Resident Note Holder converts a Note into common shares pursuant to its conversion rights under the terms of the Indenture and the Company pays cash to the Non-Resident Note Holder or a combination of common shares and cash (other than cash in lieu of a fraction of common shares as discussed above), if such Note constitutes “taxable Canadian property” to the Non-Resident Note Holder, as discussed below, the Non-Resident Note Holder must report a gain or loss and pay tax in Canada, subject to relief under an applicable income tax convention.

A Non-Resident Note Holder whose Notes are taxable Canadian property should consult their own tax advisors with respect to the consequences of a conversion of the Note pursuant to the conversion rights under the terms of the Indenture.

Disposition of Notes

A Non-Resident Note Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Note Holder on a disposition of a Note pursuant to the exercise of the Fundamental Change Repurchase Right under the terms of the Indenture unless the Note constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Note Holder at the time of disposition and the Non-Resident Note Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Note Holder is resident.

Generally, provided the common shares are listed on a “designated stock exchange” (which currently includes the TSX and NYSE) at the time a Note is disposed of, the Note will not constitute taxable Canadian property to a Non-Resident Note Holder at a particular time, unless at any time during the 60-month period immediately preceding the disposition, (a) the Non-Resident Note Holder, persons with whom the Non-Resident Note Holder does not deal with at arm’s length, partnerships in which the Non-Resident Note Holder or persons with whom the Non-Resident Note Holder does not deal with at arm’s length holds a membership interest directly or indirectly through one or more partnerships or the Non-Resident Note Holder together with all such persons, owned 25% or more of the issued shares of any class or series of the capital stock of the Company and (b) more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) “Canadian resource properties”; (iii) “timber resource properties” (each as defined in the Tax Act); and (iv) options in respect of, or interests in rights in property described in (i) to (iii).

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Notes which are not otherwise taxable Canadian property could be deemed to be taxable Canadian property.

A Non-Resident Note Holder whose Notes are taxable Canadian property should consult their own tax advisors with respect to the consequences of disposing of a Note pursuant to the exercise of the Fundamental Change Repurchase Right under the terms of the Indenture.

13. Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

•

the Indenture dated as of June 20, 2018, among the Company, GLAS Trust Company LLC, as U.S. trustee, and Computershare Trust Company of Canada, as Canadian trustee, filed as Exhibit d(1) to the Company’s Tender Offer Statement on Schedule TO, filed on November 2, 2018;

•	the Subscription Agreement, dated August 14, 2018, between CBG and the Company, filed as Exhibit d(2) to the Company’s Tender Offer Statement on Schedule TO;

•	the Tranche A Warrants and the Tranche B Warrants issued to CBG by the Company, filed as Exhibits d(3) and d(4), respectively, to the Company’s Tender Offer Statement on Schedule TO;

•	the Amended and Restated Investor Rights Agreement, dated November 1, 2018, by and between CBG, Greenstar and the Company filed as Exhibit d(5) to the Company’s Tender Offer Statement on Schedule TO;

•	the Company’s Annual Report on Form 40-F filed with the SEC on June 28, 2018; and

•

the Company’s Reports on Form 6-K: (i) with respect to its consolidated interim financial statements and management’s discussion and analysis of the financial condition and results of operations for the three months ended June 30, 2018 (filed on August 15, 2018); (ii) with respect to the Company’s Material Change Report relating to the Investment (filed October 24, 2018); and (iii) with respect to the Company’s Management Information Circular for the shareholder meeting held September 26, 2018 (filed October 24, 2018).

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Company’s Tender Offer Statement on Schedule TO accordingly.

14. No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

15. Definitions. Capitalized terms used in this Notice but not otherwise defined herein shall have the respective meanings given such terms in the Indenture.

16. Conflicts. In the event of any conflict between this Notice, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or any of its affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustees, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

CANOPY GROWTH CORPORATION

November 2, 2018

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the names of each of the members of the Company’s Board of Directors and each of the Company’s executive officers. The business address of each person set forth below is 1 Hershey Drive, Smith Falls, Ontario K7A 0A8 Canada and the telephone number is (855) 558-9333.

Directors

Name	Title
John Bell	Director
David Klein	Director
Bruce Linton	Director
William Newlands	Director
Judy Schmeling	Director
Peter Stringham	Director
Robert Hanson	Director

Executive Officers

Name	Title
Bruce Linton	Chairman and Co-Chief Executive Officer
Mark Zekulin	President and Co-Chief Executive Officer
Tim Saunders	Executive Vice President and Chief Financial Officer
David Bigioni	Chief Commercial Officer
Phil Shaer	Chief Legal Officer
Ru Wadasinghe	Chief Information Officer
Dave Pryce	Vice President, International Market Expansion and Government Relations

ANNEX B

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF CONSTELLATION

The following table sets forth the names of each of the members of Constellation’s Board of Directors and each of Constellation’s executive officers. Except for Mr. Newlands and Mr. Sabia, the business address of each person set forth below is 207 High Point Drive, Building 100, Victor, New York 14564. The business address of Mr. Newlands and Mr. Sabia is 131 S. Dearborn, Chicago, Illinois 60603. The telephone number of each person set forth below is (585) 678-7100.

Directors

Name	Title
Jerry Fowden	Director
Barry A. Fromberg	Director
Robert L. Hanson	Director
Ernesto M. Hernandez	Director
Susan Somersille Johnson	Director
James A. Locke III	Director
Daniel J. McCarthy	Director
Richard Sands	Director
Robert Sands	Director
Judy A. Schmeling	Director
Keith E. Wandell	Director
Jennifer M. Daniels	Director

Executive Officers

Name	Title
Robert Sands	Chief Executive Officer
Richard Sands	Chairman of the Board
William A. Newlands	President and Chief Operating Officer
David Klein	Executive Vice President and Chief Financial Officer
James O. Bourdeau	Executive Vice President, General Counsel and Secretary
Thomas M. Kane	Executive Vice President and Chief Human Resources Officer
James A. Sabia, Jr.	Executive Vice President and Chief Marketing Officer
F. Paul Hetterich	Executive Vice President and President, Beer Division
Christopher Stenzel	Executive Vice President and President, Wine & Spirits Division